                                                                       EX 10.6

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 14th of May, 1999, by and between Willis Lease Finance Corporation ("Employer"), a Delaware corporation, and David J. Hopkins (hereinafter referred to as "Employee"), and is effective as of August 16, 1999;

         WITNESSETH:

         WHEREAS, Employer desires to employ Employee, and Employee desires to be employed by Employer, upon the terms and conditions set forth in this Employment Agreement; and

         WHEREAS, Employee acknowledges that he has had an opportunity to consider this Agreement and consult with independent advisor(s) of his choosing with regard to the terms of this Agreement, and enters this Agreement voluntarily and with a full understanding of its terms;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, Employer and Employee agree as follows:

         1. EMPLOYMENT AND TERM. Employer agrees to employ Employee as Senior Vice President, Sales & Marketing for a period of two (2) years ("Initial Employment Period") commencing on August 16, 1999, and ending on or about July 31, 2001 unless terminated prior thereto in accordance with Section 4 hereof. Each full twelve month period Employee is employed by Employer shall be referred to herein as an "Employment Year." The entire duration of Employee's employment by Employer hereunder shall be referred to herein as the "Employment Period." Employee shall devote his full time and attention, with undivided loyalty, to the business and affairs of Employer during the Employment Period. Employee shall not engage in any other business or job activity during the Employment Period without Employer's prior written consent. Employee shall in good faith perform those duties and functions as are required by his position and as are determined and assigned to him from time to time by the Board of Directors of Employer or its designate(s), such essential duties as set forth on Exhibit A hereto. Notwithstanding the foregoing or any other provision in this Agreement, Employer shall have the right to modify from time to time the title and duties assigned to Employee.

                  After the expiration of the Initial Employment Period pursuant to this Agreement, Employee's employment will automatically renew for successive periods of one year, each year, on the same terms and conditions as are set forth herein, unless either party gives the other notice of nonrenewal at least six (6) months prior to the end of the last applicable Employment Year. Employer may in its sole discretion elect to pay Employee the equivalent of six months base salary in lieu of notice in the event of nonrenewal of this Agreement.

Hopkins Employment Agreement
Page 2


         2. COMPENSATION. During the Employment Period, Employee shall receive compensation from Employer for his services hereunder determined as follows:

                  BASE SALARY. Employer agrees to pay to Employee during the Employment Period a base salary (hereafter referred to as the "Base Salary"), in the amount of One Hundred Sixty Thousand Dollars ($160,000.00) per Employment Year, to be paid not less frequently than bi-monthly in accordance with Employer's usual payroll practices. The Board of Directors will review Employee's Base Salary no less than once annually, and shall have sole discretion to increase or decrease the Base Salary, so long as the Base Salary is not set below $160,000.00.

                  INCENTIVE COMPENSATION PLAN. Employee will be eligible to participate in the Willis Lease Incentive Compensation Plan under which Employee will be eligible for an annual bonus, based on a calendar year. Employee would be entitled to a target bonus equal to 85% of your Base Salary based upon the achievement of certain annual goals and objectives. Because the terms of Employee's Employment Period will commence in the middle of the calendar year, Employee will be eligible for a pro rata portion of his bonus based upon that period of the calendar year for which he has actually been employed. For 1999, Employee will receive a bonus equal to not less than 42.5% of Employee's Base Salary, pro-rated based upon Employee's Start Date. The bonus for 1999 will be paid to employee no later than March 2000. The bonus, thereafter, will be paid as determined by the Board of Directors and employee's bonus will be paid at the same time as the bonus of the Chairman and other company senior executive officers.

                  RELOCATION/TRANSITIONAL EXPENSE COMPENSATION. Employer shall provide Employee with temporary living facilities for a period not to exceed two
(2) months at no cost to Employee. Thereafter, Employee would receive a cash payment equal to Employee's relocation expenses, not to exceed an amount of $50,000.00, provided Employee provides adequate receipts to substantiate such expenses. Employer shall gross up for tax purposes 50% of the actual relocation expense, in an amount not to exceed $25,000.00. Employee shall be required to reimburse Employer for the full amount of the relocation expense payment in the event that Employee terminates this Agreement within twelve months of the commencement of employment hereunder or is terminated for cause within this time period. Employee shall be required to reimburse Employer for one-half the amount of the relocation expense payment in the event that Employee terminates this Agreement after twelve months, but within twenty four months of the commencement of employment hereunder, or is terminated for cause within this time period.

                  SIGNING BONUS. Employer shall pay to Employee the amount of $20,000 as a signing bonus. The signing bonus shall be payable to Employee on the first pay-day following the day Employee commences employment pursuant to this Agreement. Employee shall be required to reimburse Employer for the full amount of the signing bonus in the event that Employee terminates this Agreement within twelve months of the commencement of employment hereunder or is terminated for cause. Employee shall be required to reimburse

Hopkins Employment Agreement
Page 3


Employer for one-half the amount of the signing bonus ($10,000.00) in the event that Employee terminates this Agreement after twelve months, but within twenty four months of the commencement of employment hereunder, or is terminated for cause.

         3. FRINGE BENEFITS. During the Employment Period, Employer agrees to provide Employee with the following fringe benefits:

            (A) BUSINESS EXPENSE REIMBURSEMENT. Employee shall be authorized to incur reasonable business expenses in performing his duties under this Agreement, including, but not limited to, expenses for entertainment, long distance telephone calls, lodging, meals, air fare, transportation and travel. Employer will reimburse Employee for all such reasonable expenses upon presentation by Employee, from time to time, of an itemized account or other appropriate documentation of such expenses.

            (B) VACATION. Employee shall be entitled to three (3) weeks of paid vacation during each Employment Year, excluding Company holidays; provided, however, that Employer and Employee must mutually agree as to the time during any Employment Year when such vacation may be taken. Upon termination Employee will receive payment for unused accrued vacation.

            (C) BENEFITS. Employee will be eligible to participate in benefit plans and policies provided to other Employer employees of similar status, on the terms and conditions existing, and as may be changed from time to time, for participation in those plans and policies.

            (D) STOCK OPTIONS. Employee will be eligible to participate in the Employee Stock Option Plan and Employee Stock Purchase Plan subject to the terms and conditions set forth in detail in the separate Stock Option and Stock Purchase Plan documents. The terms of vesting applicable to Employee are set forth in detail in the separate plan documents, and Employee agrees to be bound by the provisions contained therein, except as otherwise provided in this Agreement. Pursuant to the Employee Stock Option Plan, within thirty
(30) days after Employee commences employment with the Company, the Board of Directors shall grant Employee 30,000 shares of Willis Lease Finance Corporation stock, exercisable at the market value per share at the close of business on the date of the grant. The options shall become exercisable in four (4) equal successive annual installments upon Employee's completion of each year of service over the four (4) year period measured from the date of grant. In no event shall the options become exercisable after Optionee's cessation of Service.

         4. TERMINATION. Either Employer or Employee may terminate Employee's employment in accordance with the following provisions:

Hopkins Employment Agreement
Page 4


            (A) TERMINATION BY EMPLOYER. The employment of Employee may be terminated by Employer for any reason or no reason, with or without cause or justification, subject to the following:

                (i) In the event that Employee's employment is terminated by Employer for cause, or due to death or due to Employee's inability to properly perform his duties by reason of incapacity for a period of more than ninety (90) days, Employer's total liability to Employee or his heirs shall be limited to payment of Employee's Base Salary and Fringe Benefits through the effective date of termination, such payment to be made no later than seven (7) days after termination, and Employee shall not be entitled to any further compensation or benefits provided under this Agreement.

                         (a) Cause for  termination  shall include, but
shall not be limited to: (1) Employee's conviction of or plea of nolo contendere to any felony or gross misdemeanor charges brought in any Court of competent jurisdiction; (2) Any fraud, misrepresentation or gross misconduct by Employee against Employer; (3) Employee's breach of this Agreement.

                (ii) In the event Employee's employment is terminated by Employer other than for cause, including a material change in position, Employer will provide not less than six (6) months notice of termination or an amount equal to six (6) months of Employee's Base Salary in lieu of notice and Employee will be paid his Base Salary and Fringe Benefits through the date of termination, such payment to be made no later than seven (7) days after termination. The notice period and/or payments in lieu of notice provided herein shall be terminated in the event Employee obtains new employment after receiving notice of termination from Employer.

            (B) TERMINATION BY EMPLOYEE. If Employee's employment with Employer is terminated by Employee for any reason, Employee shall be entitled only to his Base Salary and Fringe Benefits through the date of termination and shall not be entitled to any further compensation or benefits pursuant to this Agreement, such payment to be made no later than seven (7) days after termination. Employee agrees to give Employer at least ninety (90) days prior written notice of termination of his employment. Employer shall have the right in its sole discretion to continue to employ Employee for ninety days, or for a shorter period with pay in lieu of notice to Employee in the amount to which Employee would have been entitled if employed for the ninety-day notice period.

Hopkins Employment Agreement
Page 5


         5. MAINTENANCE OF CONFIDENTIALITY AND DUTY OF LOYALTY.

            Employee acknowledges that, pursuant to his employment with Employer, he will necessarily have access to trade secrets and information that is confidential and proprietary to Employer in connection with the performance of his duties. In consideration for the disclosure to Employee of, and the grant to Employee of access to such valuable and confidential information and in consideration of his employment, Employee shall comply in all respects with the provisions of this Section 5.

            (A) NONDISCLOSURE. During the Employment Period and thereafter, Confidential and Proprietary Information of Employer of which Employee gains knowledge during the Employment Period or prior thereto in connection with his hiring shall be used by Employee only for the benefit of Employer in connection with Employee's performance of his employment duties, and Employee shall not, and shall not allow any other person that gains access to such information in any manner or form, disclose, communicate, divulge or otherwise make available, or use, any such information, other than for the immediate benefit of Employer and without the prior written consent of Employer. For purposes of this Agreement, the term "Confidential and Proprietary Information" means information not generally known to the public and which is proprietary to Employer and relates to Employer's existing or reasonably foreseeable business or operations, including but not limited to trade secrets, business plans, advertising or public relations strategies, financial information, budgets, personnel information, customer information and lists, and information pertaining to research, development, manufacturing, engineering, processing, product designs (whether or not patented or patentable), purchasing and licensing, and may be embodied in reports or other writings or in blue prints or in other tangible forms such as equipment and models. Employee will refrain from any acts or omissions that would jeopardize the confidentiality or reduce the value of any Employer Confidential and Proprietary Information.

            (B) COVENANT OF LOYALTY. During the Employment Period and for any period Employee is receiving compensation from Employer, Employee shall not, on his own account or as an employee, agent, promoter, consultant, partner, officer, director, or shareholder of any other person, firm, entity, partnership or corporation, own, operate, lease, franchise, conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in any business in the continental United States that is in any way competitive with or similar to the business that is conducted by Employer or is in the same general field or industry as Employer.

Without limiting the generality of the foregoing, Employee does hereby covenant not to, during the Employment Period and for any period that he is receiving compensation from Employer:

         (i) solicit, accept or receive any compensation from any customer of Employer or any business competitive to that of Employer; or

Hopkins Employment Agreement
Page 6


         (ii) contact, solicit or call upon any customer or supplier of Employer on behalf of any person or entity other than Employer for the purpose of selling, providing or performing any services of the type normally provided or performed by Employer; or

         (iii) induce or attempt to induce any person or entity to curtail or cancel any business or contracts which such person or entity had with Employer; or

         (iv) induce or attempt to induce any person or entity to terminate, cancel or breach any contract which such person or entity has with Employer, or receive or accept any benefits from such termination, cancellation or breach.

            (C) NO SOLICITATION. During the Employment Period, during any period Employee is receiving compensation from Employer and for one year thereafter. Employee agrees not directly or indirectly to solicit, induce or attempt to solicit or induce any employee of Employer to terminate his or her employment with Employer in order to become employed by any other person or entity.

            (D) INJUNCTIVE RELIEF. Employee expressly agrees that the covenants set forth in this Section 5 are reasonable and necessary to protect Employer and its legitimate business interests, and to prevent the unauthorized dissemination of Confidential Information to competitors of Employer. Employee also agrees that Employer will be irreparably harmed and that damages alone cannot adequately compensate Employer if there is a violation of this Section 5 by Employee, and that injunctive relief against Employee is essential for the protection of Employer. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, Employer shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys' fees actually incurred for the securing of such relief. Furthermore, Employee agrees that Employer shall not be required to post a bond or other collateral security with the court if Employer seeks injunctive relief. To the extent any provision of this Section 5 is deemed unenforceable by virtue of its scope or limitation, Employee and Employer agree that the scope and limitation provisions shall nevertheless be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction where enforcement is sought.

         6. NOTICES. Any notice which either party may wish or be required to give to the other party pursuant to this Agreement shall be in writing and shall be either personally served or deposited in the United States mail, registered or certified and with proper postage prepaid, addressed as follows:

            TO EMPLOYER:              Willis Lease Finance Corporation
                                      2320 Marinship, Suite 300

Hopkins Employment Agreement
Page 7




                                       Sausalito, CA.  94965
                                       Attn: General Counsel



                  TO EMPLOYEE:         David J. Hopkins

                                       ----------------

                                       ----------------

or to such other address as the parties may designate from time to time by written notice to the other party given in the above manner. Notice given by personal service shall be deemed effective upon service. Notice given by registered or certified mail shall be deemed effective three (3) days after deposit in the mail.

         7.       MISCELLANEOUS.

                  (A) MODIFICATIONS. This Agreement supersedes all prior agreements and understandings between the parties relating to the employment of Employee by Employer, and it may not be changed or terminated orally. No modification, termination, or attempted waiver of any other provisions of this Agreement shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

                  (B) ENFORCEABILITY AND SEVERABILITY. If any term of this Agreement is deemed void, voidable, invalid or unenforceable for any reason, such term shall be deemed severable from all other terms of this Agreement, which shall continue in full force and effect.

                  (C) PRIOR OBLIGATIONS OF EMPLOYEE. Employee represents and warrants that by entering this Agreement he is not breaching any contractual relationship or obligation toward any person or entity. Furthermore, he understands that Employer is hiring him solely for the purpose of engaging his skill and expertise and not to acquire trade secrets or confidential information belonging to any other person or entity. Employee further understands that he is prohibited from disclosing such trade secrets and proprietary information to Employer.

                  (D) ARBITRATION. Any disputes or controversy between the parties to this Agreement, including allegations of fraud and misrepresentation, arising from or as a result of this Agreement, the resulting business dealings between Employer and Employee, Employee's employment or the termination thereof, including any claims of discrimination or other claims under any federal, state, or local law or regulation now in existence or hereinafter enacted concerning in any way the subject of Employee's employment with Employer or its termination, shall be resolved, after the parties attempt informal resolution, exclusively by arbitration in accordance with the Rules and Regulations of the American Arbitration Association. All Arbitration hearings shall be held in San Francisco County, California within one hundred twenty (120) days from the date Arbitration is demanded by any of the parties and the Arbitrator shall render his/her written decision within thirty (30) days after the Arbitration hearing has

Hopkins Employment Agreement
Page 8


concluded. The decision of the Arbitrator shall be final and binding on all parties, and may be entered as a judgment by any party with any federal or state court of competent jurisdiction. The parties to the Arbitration hearing shall share any filing fees and Arbitrator's fees which must be paid in advance of the hearing equally; however, as set forth below the prevailing party shall be entitled to recover from the losing party all costs that it has incurred as a result of the Arbitration hearing, including fees paid to the arbitrator, travel costs and attorneys' fees. This provision shall not alter the rights of the parties to seek and obtain the provisional equitable remedies provided under any applicable state or federal law. Employee represents, by his signature, that he is making a voluntary and knowing waiver of his right to pursue any and all employment-related claims in court.

                  (E) SUCCESSORS. This Agreement shall extend to and be binding upon Employee, his legal representatives, heirs and distributees, and upon Employer, its successors and assigns.

                  (F) GOVERNING LAW. This Agreement and all remedies hereunder shall be construed and enforced in accordance with the laws of the State of California.

                  (G) EFFECTIVE DATE. This Agreement shall be effective as of the date first above written.

                  (I) Facsimile Copy. This parties will accept execution by facsimile.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first set forth above.

Employer:

WILLIS LEASE FINANCE CORPORATION

By:
   ---------------------------------
         President and CEO

Employee:

------------------------------------
         David J. Hopkins

Hopkins Employment Agreement
Page 9



                                    Exhibit A

Essential Duties of Employee

-        Provide leadership and direction to the sales team;

- Provide leadership in "origination" activities, effectively sourcing aircraft engine leasing and trading opportunities with customers on a worldwide basis;

-        Assess the market for aircraft engine leases and related products.
         Formulate and effectively implement a strategic marketing plan;

- Establish and maintain consistent, effective integration of marketing activities with other departments within the Company.

-        Ensure that leasing volume and fee income goals are achieved.

Initially Employee shall report to the Chief Administrative Officer, but Employer has the right to change the individual to whom Employee shall report.